EXHIBIT 2.1

THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "1933 ACT"), NOR REGISTERED UNDER ANY STATE SECURITIES LAW, AND ARE "RESTRICTED SECURITIES" AS THAT TERM IS DEFINED IN RULE 144 UNDER THE 1933 ACT. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED, EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT, OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE 1933 ACT, THE AVAILABILITY OF WHICH IS TO BE ESTABLISHED TO THE SATISFACTION OF THE ISSUER.

ASSET PURCHASE AGREEMENT

          THIS AGREEMENT is made and entered into this 29th day of October, 2004, by and between SNOCONE SYSTEMS INC., a Nevada corporation (the ”ISSUER”), and RISKEBIZ INTERNET SERVICES INC., a corporation formed under the laws of British Columbia, Canada (“RISKEBIZ ”).

          WHEREAS, ISSUER desired to acquire certain assets of RISKEBIZ, as defined in Paragraph 1, herein (the “Acquired Assets”), all on the terms and subject to the conditions hereinafter set forth, and;

          WHEREAS, RISKEBIZ desires to sell such assets to ISSUER, on the terms and subject to the conditions hereinafter set forth;

          NOW, THEREFORE, INTENDING TO BE LEGALLY BOUND, and in consideration of the premises and mutual representations, warranties, covenants and agreements contained herein, ISSUER and RISKEBIZ hereby agree as follows:

1.	Acquired Assets. ISSUER shall acquire the assets, known as RISKeye, owned by RISKEBIZ as listed in Exhibit A attached hereto (the “Assets”). RISKEBIZ agrees to sell the Assets to Issuer.

2.	No Liabilities Assumed. ISSUER shall not assume any liabilities of RISKEBIZ.

3.
Purchase Price and Payment. In consideration for the transfer to ISSUER of the Assets, ISSUER shall deliver to RISKEBIZ and/or its assigns, one million (1,000,000) shares of restricted common stock (the “Purchase Price”). ISSUER understands and acknowledges that said shares may be issued to the RISKEBIZ.

4.
Closing and Delivery of Acquired Assets. The closing of the transaction (the “Closing”) and delivery of the Assets, will take place upon execution of this Agreement (the “Closing Date”), and at such date or s agreed to by the parties hereto.

5.
Conveyance of Acquired Assets. The sale, conveyance, transfer, assignment and delivery to ISSUER of the Assets, as herein provide, shall be effected by the execution of this Agreement, and if requested, by such bills of sale, endorsements, assignments and other instruments of transfer and conveyance as may be necessary to vest in ISSUER the right, title and interest in and to the assets, free and clear of all liens, claims, charges and encumbrances, except as otherwise provided in this Agreement. Such documents may include, without limitation, a Bill of Sale and an Assignment of rights. RISKEBIZ shall, at Closing or at any time or from time to time after the Closing, upon request, perform or cause to be performed such acts, and execute, acknowledge and deliver or cause to be executed, acknowledged and delivered such documents as may be reasonably required or requested to effectuate the sale, conveyance, transfer, assignment and delivery to ISSUER of any of the Assets or for the performance by RISKEBIZ of any of its obligations hereunder.

6.	RISKEBIZ ’s Representations and Warranties. RISKEBIZ represents and warrants to ISSUER the following:

a.
Organization. RISKEBIZ is a corporation duly organized, validly existing, and in good standing under the laws of British Columbia, Canada, and has all necessary corporate powers to own properties and carry on a business, and is duly qualified to do business and is in good standing in British Columbia. All actions taken by the incorporators, directors, officers and shareholders of RISKEBIZ have been valid and in accordance with the laws of the Province of British Columbia.

b.
Ability to Carry Out Obligations. RISKEBIZ has the right, power, and authority to enter into and perform its obligations under this Agreement. The execution and delivery of this Agreement by RISKEBIZ and the performance by RISKEBIZ of its obligations hereunder will not cause, constitute, or conflict with or result in (a) any breach or violation or any of the provisions of or constitute a default under any license, indenture, mortgage, charter, instrument, articles of incorporation, bylaw, or other agreement or instrument to which RISKEBIZ or its shareholders are a party, or by which they may be bound, nor will any consents or authorizations of any party other than those hereto be required, (b) an event that would cause RISKEBIZ to be liable to any party, or (c) an event that would result in the creation or imposition or any lien, charge or encumbrance on any asset of RISKEBIZ or upon the securities of RISKEBIZ to be acquired by the ISSUER and or its assigns.

c.
Title to Assets. RISKEBIZ is the sole and exclusive owner or licensee of, with all right, title and interest in and to (free and clear of any liens and encumbrances) the Assets, and has sole and exclusive rights to use of the Assets. RISKEBIZ is not contractually obligated to pay any compensation to any third party, nor is any third party otherwise entitled to any compensation, with respect to RISKEBIZ’s use of RISKEBIZ ’s Intellectual Property. The use of any product or process as now used or offered by RISKEBIZ does not infringe any copyright, trade secret, trademark, service mark, trade names, firm names, logo, trade dress or any patent of any person. No adverse claims with respect to the RISKEBIZ’s Intellectual Property have been asserted or, to the knowledge of RISKEBIZ, threatened by any person, nor are there any valid grounds for any bona fide claims; (I) to the effect that the manufacture, sale or issue of any product or process as now used or offered for sale by RISKEBIZ infringes or will infringe on any copyright, trade secret, trademark, service mark, logo, trade dress or patent of any person, (ii) against the use by RISKEBIZ of any trade secrets, copyrights, trademarks, trade names, firm names, logos, trade dress patents, technology, know-how, processes or computer software programs and applications used in the business of RISKEBIZ relating the RISKEBIZ’s Intellectual Property as currently conducted or; (iii) challenging the ownership, validity or effectiveness of any of RISKEBIZ’S Intellectual Property. To RISKEBIZ’S knowledge, there is and has been no material unauthorized use, infringement or misappropriation of any of RISKEBIZ’S Intellectual Property by any third party, employee or former employee.

d)

Exclusive Grant of Rights by RISKEBIZ. RISKEBIZ grants ISSUER an exclusive, perpetual, worldwide right to publish, market, advertise, promote, distribute, manufacture, sublicense, vend and otherwise use the Assets, beginning from the Closing Date. However, it is understood and agreed that RISKEBIZ is an independent contractor, and is in the business of developing programming applications for a variety of clients in various industries. As such, certain elements of the programming code (“Engine”) used in the development of the Assets may be required for RISKEBIZ to continue its business activities. Both RISKEBIZ and ISSUER both agree that the base software, code, logic, and related intellectual property created by RISKEBIZ to support the development of the Assets remain the intellectual property of RISKEBIZ.

e)
Competing Products. RISKEBIZ and ISSUER agree that the Engine, upon which the Assets were developed, can be used to create different programming services; however, RISKEBIZ agrees not to create another program based on the Assets after the Closing Date.

f)
Non-exclusive Grant of Rights by RISKEBIZ. RISKEBIZ grants ISSUER a non-exclusive, perpetual, worldwide right to use RISKEBIZ’s name in connection with the exploitation of the Assets and other related products developed within the scope of this Agreement.

7.
Disclosure. No representation or warranty made by RISKEBIZ in this Agreement, nor any document, written information, statement, financial statement, certificate or exhibit prepared and furnished by Seller or its representatives pursuant hereto or in connection with the transactions contemplated hereby, when taken together, contain any untrue statements of a material fact, or omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were furnished.

8.	Representations and Warranties of Issuer. ISSUER represents and warrants to RISKEBIZ the following:

a.
Organization. ISSUER is a corporation duly organized, validly existing, and in good standing under the laws of Nevada, and has all necessary corporate powers to own properties and carry on a business, and is duly qualified to do business and is in good standing in Nevada. All actions taken by the incorporators, directors, officers and shareholders of ISSUER have been valid and in accordance with the laws of the State of Nevada.

b.	OTC Bulletin Board. The Company is a reporting company, and is current in all its filings with the Securities and Exchange Commission. The Company is currently trading on the OTC Bulletin Board.

c.
Ability to Carry Out Obligations. ISSUER has the right, power, and authority to enter into and perform its obligations under this Agreement. The execution and delivery of this Agreement by ISSUER and the performance by ISSUER of its obligations hereunder will not cause, constitute, or conflict with or result in (a) any breach or violation or any of the provisions of or constitute a default under any license, indenture, mortgage, charter, instrument, articles of incorporation, bylaw, or other agreement or instrument to which ISSUER or its shareholders are a party, or by which they may be bound, nor will any consents or authorizations of any party other than those hereto be required, (b) an event that would cause ISSUER to be liable to any party, or (c) an event that would result in the creation or imposition or any lien, charge or encumbrance on any asset of ISSUER or upon the securities of ISSUER to be acquired by the RISKEBIZ and or its assigns.

d.
Full Disclosure. None of representations and warranties made by the ISSUER, or in any certificate or memorandum furnished or to be furnished by the ISSUER, contains or will contain any untrue statement of a material fact, or omit any material fact the omission of which would be misleading under the circumstances by which it was made.

e.	Compliance with Laws. To the best of its knowledge, ISSUER has substantially complied with, and is not in material violation of any federal, state, or local statute, law, rule and/or regulation.

f.
Title to Shares. The shares to be issued pursuant to this Agreement will be, at closing, free and clear of all liens, security interests, pledges, charges, claims, encumbrances and restrictions of any kind. None of such shares are or will be subject to any voting trust or agreement. No person holds or has the right to receive any proxy or similar instrument with respect to such shares and, except as provided in this Agreement, ISSUER is not a party to any agreement, which offers or grants to any person the right to purchase or acquire any securities of ISSUER. There is no applicable local, state or federal law, rule, regulation, or decree which would, as a result of the issuance of the shares, impair, restrict or delay any voting rights with respect to the shares.

9.	Closing. The closing of this transaction shall take place at the ISSUER’s office no later than October 29, 2004, or at such other time and place as the parties shall mutually agree.

10.	Documents to be delivered at Closing by ISSUER:

a.	Certificate representing 1,000,000 restricted shares of Purchaser’s common stock registered in the name of an escrow lawyer in trust for RISKEBIZ.

11.	Documents to be delivered at Closing by RISKEBIZ:

a.	A Bill of Sale transferring title to the Acquired Assets to Purchaser;

12.
Captions and Headings. The Article and paragraph headings throughout this Agreement are for convenience and reference only, and shall in no way be deemed to define, limit, or add to the meaning of any provision of this Agreement.

13.
No oral Change. This Agreement and any provision hereof, may not be waived, changed, modified, or discharged orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, or discharge is sought.

14.
Non Waiver. Except as otherwise expressly provided herein, no waiver of any covenant, condition, or provision of this Agreement shall be deemed to have been made unless expressly in writing and signed by the party against whom such waiver is charged; and (I) the failure of any party to insist in any one or more cases upon the performance of any of the provisions, covenants, or conditions of this Agreement or to exercise any option herein contained shall not be construed as a waiver or relinquishment for the future of any such provisions, covenants, or conditions, (ii) the acceptance of performance of anything required by this Agreement to be performed with knowledge of the breach or failure of a covenant, condition, or provision hereof shall not be deemed a waiver of such breach or failure, and (iii) no waiver by any party of one breach by another party shall be construed as a waiver with respect to any other or subsequent breach.

15.	Entire Agreement. This Agreement contains the entire Agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings.

16.	Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the date first above written.

SNOCONE SYSTEMS INC.	RISKEBIZ INTERNET SERVICES INC.

By: /s/ Vivian Kane	By: /s/ Kevin Day
VIVIAN KANE	KEVIN DAY

EXHIBIT “A”

Application Summary “RISKeye”

The program is installed on the server that is accepting feeds from a camera. The program takes images as they are being fed from the camera, converts them to formats compatible with the particular devices that will be viewing them, and installs the images on a WAP 2.0 web service either locally or on a remote server. Clients can then use their WAP 2.0 phone to access the images in sequence. The refresh rate and image quality can be adjusted based on the requirements of the client.

Deliverables

Application files for server side application. Application files are defined to be .asp, .html, .htm, all java related and database files.